Letter Agreement

This letter agreement (this “Agreement”) is made and entered between, B. Andrew Rose (“Employee” or ‘‘you”) and Worthington Enterprises, Inc. (together with its affiliated companies, the ‘‘Company”). The effective date of Employee’s retirement, and the last day of work, shall be November 1, 2024 (the “Retirement Date”). As a condition to Employee’s retirement, the Company and Employee have agreed to enter into this Agreement. Accordingly, by execution of this Agreement, the Company and Employee, intending to be legally bound, hereby agree as follows:

1.
Cash Payments. The Company shall provide the following payments to Employee, less applicable taxes and withholdings. These payments will be in lieu of all other forms of compensation:

(a)
Employee’s base salary earned through the Retirement Date, to be paid on the Company’s regular payroll dates following the Retirement Date;

(b)
Reimbursement of any unreimbursed business expenses of Employee incurred through the Retirement Date, in each case, to the extent not theretofore paid; and

(c)
An amount equal to Employee’s fiscal 2025 award earned (based on actual performance) under the Worthington Industries, Inc. Annual Incentive Plan for Executives (‘‘STIP’’), pro-rated for the portion of the performance period ending on the Retirement Date, payable in a lump sum at the end of the fiscal 2025 performance period, in accordance with the provisions of the STIP.

2.
Restricted Stock, Options & LTIP Awards. Subject to this Agreement becoming effective and not being revoked pursuant to Section 13(a) herein, all awards issued to Employee under the Worthington Industries, Inc. Amended and Restated 1997 Long-Term Incentive Plan, the Worthington Industries, Inc. 2010 Stock Option Plan, and the Worthington Enterprises, Inc. 2024 Long-Term Incentive Plan (collectively, the “Plans”) that remain outstanding as of the Retirement Date will be treated as follows:

(a)
All unexercisable stock options will accelerate and become exercisable on the Retirement Date and the vested stock options will remain exercisable until the earlier of the stock option’s stated expiration date or 36 months after the Retirement Date;

(b)
All time-vested restricted common share awards (including those issued in September 2024) will accelerate and become fully vested on the Retirement Date;

(c)
With respect to all long-term performance awards (whether previously classified as a performance share award or a performance cash award) that have a performance period that ends within a 24-month period after the Retirement Date, Employee will receive a payment, based upon a pro-rated portion of the performance period ending on the Retirement Date, payable in a lump sum at the end of the performance period, in accordance with the provisions of the applicable Plan. All other long-term performance awards shall be forfeited at the Retirement Date; and

(d)
All special performance awards and other awards issued under the Plans (including those issued in April 2024) will be forfeited.

3.
Worthington Industries, Inc. Deferred Profit Sharing Plan (DPSP/401K). Employee’s 401(k) Plan account is 100% vested. Base salary payments for employment through the Retirement Date, Employee will have Employee’s typical 401(k) allocations deducted in accordance with the elections Employee has provided to Fidelity. The compensation provided in Section 1(c) is not eligible for 401(k) deferrals or Company contributions. If you have questions regarding the 401(k) Plan, please contact Jenny Germann at 614-840-3787. Distribution of the 401(k) Plan account will be made in accordance with the provisions of the 401(k) Plan.

4.
Health Care Coverage. Employee’s normal eligibility for health care coverage (medical, dental, vision and/or health care flexible spending account) ends on the Retirement Date. Employee and his or her enrolled dependents each have a right to continue health care coverage for up to 18 months (in the case of a health care flexible spending account, to the end of the calendar year) pursuant to COBRA, assuming proper elections and/or notifications are made by Employee.

5.
Other Benefit Plans. The Employee Assistance Program will continue for 30 days beyond the Retirement Date. Participation in any of the voluntary, employee-paid plans in which Employee is now participating may continue at Employee’s cost until to the end of the calendar year. Benefits under all other plans, including life insurance, supplemental life, and short-term and long-term disability, will terminate on the Retirement Date.

6.
Company Property. All Company property (including, without limitation, data, passwords, documents (electronic or printed), records, keys, credit cards, parking stickers, laptops, electronic devices) must be returned to the Company on or before the Retirement Date.

7.
Notice of Concerns and Assistance. Employee represents that he has disclosed and will disclose to appropriate officers of the Company any information or concerns he has or may have concerning potential liabilities or contingencies with respect to the Company and its affiliates and which are not reflected in their financial books and records. Employee agrees to provide reasonable assistance to the Company and its affiliates, upon request of the Company, in any litigation related to matters in which the Employee has knowledge or was involved during his employment with the Company.

8.
Compliance with Code Section 409A. This Agreement is intended, and shall be construed and interpreted, to comply with or be exempt from Section 409A of the Internal Revenue Code (‘‘Section 409A’’) and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A or the Treasury Regulations thereunder. For purposes of Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary termination shall be excludable from the requirements of Section 409A, either as separation pay or as short-term deferrals to the maximum possible extent. Notwithstanding anything in this Agreement to the contrary, any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (a) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of Employee may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Employee, (c) the reimbursement of an eligible expense will be made no later than the last day of Employee's taxable year following the year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Nothing contained herein shall be constructed as the guarantee of any particular tax treatment to Employee, and the Company shall have no liability with respect to my failure to comply with the requirements of Section 409A. The parties acknowledge that Employee is retiring at the request of the Company and that the retirement will be treated as an involuntary termination for purposes of Section 409A.

9.
Confidentiality. Employee will not disclose, directly or indirectly, any Confidential Information of the Company at any time. Employee will leave with and/or return to the Company (and Employee will not retain copies of) any items which contain Confidential Information and will not use or disclose any Confidential Information in any future employment or otherwise. “Confidential Information” of the Company includes information about the Company and/or its business, not generally known outside the Company on a non-confidential basis, which is used or useful in its business or which tends to confer a competitive advantage. “Confidential Information” is also any information about the Company which Employee knows or should know or suspect the Company considers confidential and/or would not want others, particularly suppliers or competitors, to know. This includes, without limitation, trade secrets, know-how, information about steel pricing, contracts or relationships, information about products or processes, technical, business and financial information, customer and supplier lists and other unpublished lists, and information relating to manufacturing, purchasing, inventories, data processing, personnel, marketing, sales, pricing, costs and quotations. Pursuant to federal Defend Trade Secrets Act (18 U.S.C. § 1833), an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

10.
Non-Competition. As a result of Employee’s employment with the Company, Employee has knowledge of the Company’s Confidential Information, Employee has developed relationships with the Company’s suppliers and customers, and the Employee has an existing Non-Competition Agreement. In consideration of the payments being made hereunder and the existing Non-Competition Agreement, during his employment with the Company and for a period of two years after his Retirement Date, he will not, directly or indirectly, without the specific written consent of the Company: (i) compete with the Company in the Restricted Area, or act as an employee, agent, consultant, representative, officer or significant investor with or of, or receive any remuneration from any entity which competes with the Company in the Restricted Area; (ii) attempt to take away or divert from the Company any business with any of the Company’s customers; (iii) disparage the Company or in any other way interfere with the relationship between the Company and any of its customers or suppliers; or (iv) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company and any of its employees. The ‘‘Restricted Area’’ is any area in the United States or Europe where the Company promotes, sells, manufactures, or provides any product, process or service. Should any provision of this section be deemed to exceed the time, geographic or other limitations permitted by applicable law, then such provision shall be deemed reformed to the maximum time, geographic or other limitations permitted by such applicable law.

11.
Injunctive Relief. Employee acknowledges that it may be difficult to compensate the Company with monetary damages alone if Employee violates Sections 9 or 10 of this Agreement. Employee acknowledges that the remedy of law available to the Company for any actual or threatened breach of Sections 9 or 10 will be inadequate and that the Employee agrees and consents that, in addition to any other right which the Company may have at law or in equity, that temporary, preliminary, and permanent injunction may be granted at any proceeding which may be brought to enforce Sections 9 or 10 of this Agreement, without the necessity of proof of actual damage or security. Employee further acknowledges that temporary, preliminary, and permanent injunctive relief shall be available to the Company in the event of any actual or threatened breach of Sections 9 or 10 as the Company’s damages will be difficult to prove. The parties’ intent to this Agreement is that its provisions shall, to the fullest extent permissible under the law, be enforced by the courts of the jurisdiction in which relief is sought, and in any such action to recover temporary, preliminary, and permanent injunctive relief, that the Company shall also be entitled to recover all incidental and consequential damages, together with reasonable attorney fees. The Company’s remedies shall be cumulative and not exclusive, and the Company shall under no circumstances be constrained by any doctrine of election of remedies.

12.
Resignation from Board and Officer Positions. Employee hereby irrevocably resigns, as of the Retirement Date, from any and all positions held by Employee, including, but not limited to, as a manager, director, officer, and/or employee of the Company, its subsidiaries, joint ventures and affiliates. Employee confirms and acknowledges that (except as otherwise set forth in this Agreement), as of the Retirement Date, Employee has no claim or right of action outstanding whatsoever for compensation (including for any fees or any other entitlement) in connection with his service as a manager, director, officer, employee or otherwise against the Company, its subsidiaries, joint ventures or affiliates.

13.
Release of Claims. Employee hereby agrees to irrevocably and unconditionally release and forever discharge the Company, its subsidiaries, and affiliates and all of their respective officers, directors, employees, insurers, and agents (collectively, the “Released Parties”) from any and all actions, causes of actions, damages (including, but not limited to wages and benefits), suits, claims, complaints, costs and demands whatsoever, at law or in equity, which he ever had, now has or may now have, whether known or unknown by him or the Company as of the date hereof, by reason of or in any way related to his employment, separation from employment, loss of employment, stock options or other incentive compensation awards, or the forfeiture or termination of such stock options or other incentive compensation awards, including but not limited to breach of contract, tort, or any federal, state or municipal statute or local ordinance relating to employment including, without limitation, any claim for wrongful discharge, breach of contract, benefits under plans or programs, including without limitation, any retirement or termination pay program or other common law claims or claims in equity and, all statutes and ordinances concerning employment discrimination on account of, but not limited to, sex, race, age, religion, national origin, ancestry, marital status, military status and disability, including without limitation, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq.; the Employee Retirement Income Security Act (‘‘ERISA’’), 29 U.S.C. §§ 1001 et seq.; the Age Discrimination in Employment Act (‘‘ADEA’’), 29 U.S.C. §§ 621 et seq., as amended by the Older Workers Benefit Protection Act; the Family & Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; the Ohio Civil Rights Act, OHIO REV. CODE ANN. §§ 4112.01 et seq. and its accompanying regulations; the Ohio Law on Equal Pay, OHIO REV. CODE ANN. § 4117.17; the Ohio Jury Duty Leave Statute, OHIO REV. CODE ANN. § 2313.18; the Ohio Voting/Election Duty Leave Statute, OHIO REV. CODE ANN. § 3599.06; the Ohio Witness/Crime Victim Leave Statute, OHIO REV. CODE ANN. § 2151.211; the Ohio Emergency Response Leave Statute, OHIO REV. CODE ANN. § 4131.41; the Ohio Military Leave/Re-Employment Rights Statute, OHIO REV. CODE ANN. §§ 5903.02 and 5903.99; the Ohio Trade Secrets Act, OHIO REV. CODE ANN. §§ 1333.61 et seq.; the Ohio Whistleblower's Protection Statute, OHIO REV. CODE ANN. §§ 4113.51 et seq.; the Ohio Minimum Wage Act, OHIO REV. CODE ANN. §§ 4111.01 et seq.; the Ohio Wage Payment Statute, OHIO REV. CODE ANN. §§ 4113.15 et seq.; and all other Ohio statutes, regulations, and common law pertaining to Employee's employment with the Company. In addition, Employee also releases the Company and waives any right to or claim for any and all attorneys’ fees and costs, including litigation expenses and costs which Employee or his counsel may claim under any statute, regulation, or at common law or in equity, including but not limited to those set forth in this section.

14.
Twenty-One Day Consideration Period, Consultation with Counsel and Seven-Day Revocation Period. Employee acknowledges that: (i) he has been furnished at least 21 days to consider whether or not to sign this Agreement; (ii) this Release of Claims is written in plain language understood by Employee; (iii) Employee has been advised to consult with an attorney, at his own expense, prior to signing this Agreement; (iv) the payments received in exchange for this Release of Claims is sufficient additional consideration for the Release of Claims; and, (v) this Release of Claims only applies to claims or occurrences which exist on or prior to the Effective Date (as defined below). Employee is not waiving any claims or rights that cannot be waived by law. Employee does forever waive his right to recover any damages if any individual or any local, state, or federal government agency ever pursues a claim on his behalf against any of the Released Parties relating to any matter concerning his employment or separation from employment with the Company.

15.
Exceptions. Nothing in this Agreement is intended to release or waive claims (i) for unemployment compensation benefits or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, (iii) that may arise after Employee signs this Agreement, or (iv) which cannot be released or waived by private agreement. In addition, nothing in this Agreement, including, but not limited to, the provisions relating to the Release of Claims, Confidential Information, Non-Competition, prevents Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission (“EEOC”), Securities and Exchange Commission (“SEC”), or any other federal, state, or local agency charged with the enforcement of any laws. However, by signing this release, Employee is waiving any rights to individual relief, including a monetary award, based on claims asserted in such a charge, complaint, or proceeding, except where such a waiver of individual relief is prohibited by law. Further, nothing in this Agreement limits Employee’s right to receive a monetary award from the SEC pursuant to Section 21F of the Securities Exchange Act of 1934. Additionally, nothing in this Agreement relieves Employee of the duty to exhaust administrative remedies by filing a charge or complaint with an administrative agency and obtaining a right-to-sue notice, where otherwise required by law.

16.
Cooperation. Employee agrees to cooperate with the Company during the course of all proceedings (including, but not limited to, internal investigations, examinations, administrative investigations/proceedings, and lawsuits) arising out of the Company’s business about which Employee has knowledge or information. For purposes of this Section, cooperation includes, but is not limited to, Employee being available for interviews, meetings, depositions, hearings and/or trials without the need for subpoena or assurances by the Company, so long as it does not unreasonably interfere with Employee’s prospective employment. The Company shall be responsible for reimbursing you for any and all reasonable costs incurred to travel to any such interviews, meetings, depositions, hearings or trials.

17.
Miscellaneous.

(a)
Effective Date. This Agreement will become effective on the eighth (8) day following Employee’s signing of the Agreement (or if later the Retirement Date), unless Employee revokes this Agreement within seven (7) days after signing this Agreement (the ‘‘Revocation Period”) by delivering a written and signed revocation of this Agreement to Patrick Kennedy, Vice President - General Counsel and Secretary, Worthington Enterprises, Inc. , 200 West Old Wilson Bridge Road, Columbus, OH 43085.

(b)
Further Actions. The Parties agree to take all steps necessary to effect and carry out the actions and matters set for in this Agreement.

(c)
Amendments; Waiver; Assignment; Binding Effect. No amendment or modification of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification or waiver is sought. No assignment hereof shall be valid or binding unless in a writing signed by Employee and the Company. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(d)
Governing Law; Dispute Resolution. This Agreement and the rights and obligations of the Parties shall be interpreted and enforced in accordance with and governed by the laws of the State of Ohio, excluding any conflict of laws rule or principle, foreign or domestic, which might refer such interpretation to the laws of another jurisdiction. The parties submit and consent to the exclusive jurisdiction of the federal or state courts of Ohio for any controversy or claim arising out of or relating to this Agreement.

(e)
Interpretation. The subject headings of the sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

(f)
Severability. If any provision of this Agreement is found to be illegal or unenforceable, then the provision will be deemed deleted and this Agreement will be construed as though the provision was not contained herein and the remainder of this Agreement will remain in full force and effect.

(g)
Counterparts. This Agreement may be executed in any number of counterparts and may be delivered by registered or certified mail, courier, fax or other facsimile transmission or email attachment. Each such counterpart shall be deemed to be an original and shall, taken together, constitute a single agreement. Delivery of an executed counterpart of this letter by facsimile or transmitted electronically in legible form, including without limitation in portable document format (PDF), shall be equally effective as delivery of a manually executed counterpart of this Agreement.

[Signature pages follow]

This Agreement has been accepted and agreed by all of the undersigned as of the date of this Agreement.

Employee:

/s/ B. Andrew Rose
B. Andrew Rose

[Signature Page to Letter Agreement]

This Agreement has been accepted and agreed by all of the undersigned as of the date of this Agreement.

COMPANY:

WORTHINGTON ENTERPRISES, INC.

By: /s/ Patrick J. Kennedy
Name: Patrick J. Kennedy
Its: Vice President - Secretary

[Signature Page to Letter Agreement]